UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2008

Solar Energy Initiatives, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-148155	20-5241121
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

818 A1A North
Suite 201
Ponte Vedra Beach, Florida 32082
(Address of principal executive offices)

(904) 280-2669
 (Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York 10005
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Agreements of Certain Officers

On November 4, 2008, Pierre Besuchet was appointed as a director of Solar Energy Initiatives, Inc. (the "Company").  There are no understandings or arrangements between Mr. Besuchet and any other person pursuant to which he was selected as a director.  Mr. Besuchet presently does not serve on any Company committee. Mr. Besuchet may be appointed to serve as a member of a committee although there are no current plans to appoint him to a committee as of the date hereof.  Mr. Besuchet does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.   Except as set forth below, Mr. Besuchet has never entered into a transaction, nor is there any proposed transaction, between Mr. Besuchet and the Company.   Mr. Besuchet acquired 300,000 shares of common stock and a common stock purchase warrant to purchase 300,000 shares of common stock for a term of 2 years with an exercise price of $0.70 in connection with a private placement conducted by the Company.

Mr. Besuchet has over 40 years experience is asset management and investment banking research. Mr. Besuchet has served as Director of Faisal Finance S.A., which is controlled by Dar al-Maal Islami, S.A., Switzerland, Indufina S.A., Switzerland, and Valor Invest Ltd., Virgin Islands, for more than ten years. Mr. Besuchet founded Pierre Besuchet, Asset Management, Geneva, Switzerland in 1980, and has since acted as its managing director. Mr. Besuchet, a resident of Geneva, Switzerland, serves on the board of directors of W2 Energy Inc. (a public company quoted on The Pink Sheets Electronic Quotation System), FNDS3000 Corp. (a public company traded on the OTCBB), and Orko Silver Corporation. Mr. Besuchet served on the board of directors of Lunden Mining of Vancouver, British Columbia, for over 20 years until 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solar Energy Initiatives, Inc.

November 10, 2008	By:	/s/ Bradley Holt
Bradley Holt
Chief Executive Officer

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